Warranty Bill of Sale

KNOW ALL MEN BY THESE PRESENTS: That Transderm Laboratories Corporation, a Delaware corporation, and its subsidiary Hercon Laboratories, Inc. both situate in the County of York, Commonwealth of Pennsylvania, collectively hereinafter "Seller", for and in consideration of the sum of Seven Hundred Thousand Dollars ($700,000.00) lawful money of the United States of America, in hand paid in conjunction with a sale and leaseback transaction of this same date and between the same parties, to York Realty Leasing, LLC, a Delaware limited liability company, hereinafter "Purchaser", the receipt whereof is hereby acknowledged, does by these presents grant, bargain, sell, and deliver unto Purchaser, the following described personal property now located at 101 Sinking Springs Lane, in the Township of Manchester, County of York and Commonwealth of Pennsylvania, to wit:

Machinery and Equipment owned by Hercon Laboratories, Inc. as per attached Schedule A.

TO HAVE AND TO HOLD the same to the Purchaser, and its successors and assigns forever. And Seller, for its successors and assigns, covenants and agrees to and with the Purchaser, its successors and assigns, that the Seller is/are owner of the said property, and goods and chattels and has/have good right and full authority to sell the same, and that Seller will warrant and defend the sale hereby made unto the Purchaser, its successors and assigns, against all and every person or persons, whomsoever, lawfully claiming or to claim the same.

IN WITNESS WHEREOF, the Seller has hereunto set his/her/their hand and seal this 7th of December, 2004.

Seller(s),

Ronald J. Burghauser

Transderm Laboratories Corporation
By Ronald J. Burghauser, V.P Finance